China Architectural Engineering Appoints New Chief Executive Officer

CHANGZHOU, China, February 23, 2011 -- China Architectural Engineering, Inc. (Nasdaq: CAEI), a self-developer of online games and a provider of high-end building envelope architectural systems, today announced that it has appointed Mr. Steven Zhixin Xing as Chief Executive Officer and as a member of the Company's Board of Directors.

Mr. Xing is the president of Shanghai ConnGame Network Co. Ltd., a subsidiary of the Company. Previously, Mr. Xing had worked for Microsoft for more than 10 years developing an expertise in distribution business management. In April 2004, he was promoted to APJ regional director of Microsoft Global Technical Engineering Center and focused on Channel Development and Support. In late 2006, he transferred to Microsoft China with a focus on managing the channel business. From January 2007 to June 2008, the 10 regional software distributors managed by Mr. Xing benefited from his efforts and grew their aggregate business revenue from US$65 million to US$120 million. Mr. Xing also served as the director of East China region for Microsoft China and was responsible for Small and Medium business. Mr. Xing holds Master Degree in EMBA from Shanghai JiaoTong University and Bachelor Degree in Computer-Based Education from East China Normal University.

Mr. Jun Tang, Chairman of the Board of China Architectural Engineering, commented, "We are delighted to welcome Steven Zhixin Xing to our team. His extensive experience with Chinese online gaming and the IT industry, as well as his proven leadership and communication skills make him a unique and invaluable asset to our Company. I have known and personally worked with Steven over the past few years, and I am fully confident that he will be able to help lead our Company to the forefront of the Chinese online gaming industry."

Mr. Xing commented, "I am greatly honored to join CAE's team and take on the role of CEO. I will diligently work to strengthen our execution capabilities to grow our Company and further enhance our communication with investors. I believe we have a balanced combination of people, technology, and expertise to execute on our goals, and I look forward to employing my deep industry knowledge and experience to lead CAE to sustainable business growth in the near future."

About China Architectural Engineering

China Architectural Engineering, Inc. is a self-developer of online games and provider of high-end building envelope architectural systems. Through its subsidiary, Shanghai ConnGame Network, the Company leverages its innovative game engines, scalable development platforms, and accomplished production teams to develop and operate MMORPGs. The first game "Warring State" focuses on China's historic themes and the second game "Revolution" focuses at Western fantasy style. The Company also provides design, engineering, fabrication and installation services of high-end curtain wall systems, roofing systems, steel construction systems, and eco-energy systems. For further information on China Architectural Engineering, Inc., please visit www.caebuilding.com.

Forward-Looking Statements

In addition to historical information, the statements set forth above may include forward-looking statements that may involve risk and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Actual results could differ materially from the expectations contained in forward-looking statements as a result of risks and uncertainties, including, but not limited to, the Company's failure to make required payments under the waiver agreement and ability to negotiate with the bondholders for an extension to make such required payments; the bondholders ability to call the bonds of $28 million principal amount for immediate repayment; the Company's ability to integrate the personnel and operations of the Company and ConnGame that was acquired in the third quarter 2010; difficulties in moving into the online gaming market; the effect of dilution if the conversion price of the bonds are adjusted downward due to the Company's failure to comply with the waiver; the Company's ability to successfully and timely develop and commercially launch its first MMORPG game; identification and remediation of the Company's deficiencies and weaknesses in its internal controls over financial reporting; ability to identify and secure debt, equity, and/or other financing required to continue the operations of the Company; reduction or reversal of the Company's recorded revenue or profits due to "percentage of completion" method of accounting and expenses; increasing provisions for bad debt related to the Company's accounts receivable; fluctuation and unpredictability of costs related to our products and services; adverse capital and credit market conditions; fluctuation and unpredictability of costs related to the Company's products and services; expenses and costs associated with its convertible bonds, regulatory approval requirements and competitive conditions; and various other matters, many of which are beyond our control. These and other factors that may result in differences are discussed in greater detail in the Company's reports and other filings with the Securities and Exchange Commission.

Investor Contact:

Email: ir@caebuilding.com